UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2021

KALEIDO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38822	47-3048279
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Hayden Avenue Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 674-9000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	KLDO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2021, Kaleido Biosciences, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Piper Sandler & Co., as representatives of the several underwriters listed therein (the “Underwriters”), in connection with its previously announced public offering (the “Offering”), pursuant to which the Underwriters agreed to purchase 5,250,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a price of $11.50 per share, less underwriting discounts and commissions.

Pursuant to the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days, solely for the purpose of covering over-allotments, to purchase up to an additional 787,500 shares of Common Stock at the same price per share as the Shares, less underwriting discounts and commissions. The Offering closed on February 8, 2021 and the Company received net proceeds from the sale of the Shares, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, of approximately $56.4 million.

The Company intends to use the net proceeds from this offering (i) to fund the Company’s continued research and development activities, including the completion of the Company’s ongoing clinical studies of KB109 in patients with mild-to-moderate COVID-19 and of KB295 in patients with mild-to-moderate ulcerative colitis, (ii) to conduct additional studies or initiate preparation for commercialization of KB109 if current studies in patients with mild to moderate COVID-19 are successful; (iii) to generate additional data and/or begin clinical studies in other areas such as immuno-oncology, cardiometabolic and liver diseases and diseases associated with pathogens; (iv) to fund any other research and development activities that relate to the Company’s current and future clinical and preclinical activities, and (v) the remainder for planned general and administrative expenses, working capital and other general corporate purposes.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of these liabilities.

Pursuant to the Underwriting Agreement, the Company, its directors and officers and certain of its stockholders have agreed not to sell or otherwise dispose of any common stock held by them for a period ending 90 days after the date of the Underwriting Agreement without first obtaining the written consent of the representatives of the Underwriters, subject to certain exceptions.

The Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-240323), including the prospectus dated August 14, 2020, as supplemented by a prospectus supplement dated February 3, 2021.

The Underwriting Agreement is attached hereto as an exhibit to provide interested persons with information regarding its terms, but is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement as of specific dates indicated therein, were solely for the benefit of the parties to the agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The legal opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On February 3, 2021, the Company issued press releases announcing the launch and pricing of the Offering. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01 Exhibits

1.1	Underwriting Agreement, dated February 3, 2021, by and between Kaleido Biosciences, Inc. and Morgan Stanley & Co. LLC and Piper Sandler & Co., as representatives of underwriters named therein

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release issued by the Company on February 3, 2021 (announcing the launch of the Offering)

99.2	Press Release issued by the Company on February 3, 2021 (announcing the pricing of the Offering)

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kaleido Biosciences, Inc.

Date: February 8, 2021	By:	/s/ Daniel Menichella
Daniel Menichella
Chief Executive Officer and President